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    FORM 3
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
                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, D.C. 20549


                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                 Filed pursuant to Section 16(a) of the Securities Exchange Act of
                                   1934, Section 17(a) of the Public Utility Holding Company Act
                                  of 1935 or Section 30(f) of the Investment Company Act of 1940

 ---------------------------------------    ------------------------    ---------------------------------------------------------
 1. Name and Address of Reporting Person     2. Date of Event            4. Issuer Name and Ticket
                                                Requiring Statement         or Trading Symbol
                                                (Month/Day/Year)

Red Basin, LLC                                   June 28, 2001              RCN Corporation   RCNC

----------------------------------------    ------------------------    ----------------------------        ---------------------
   (Last)    (First)    (Middle)             3. IRS or Social Security  5. Relationship of Reporting        6. If Amendment,
                                                Number of Reporting        Person to Issuer                    Date of Original
                                                Person (Voluntary)         (Check all applicable)              (Month/Day/Year)

                                                                           [ ] Director  [X] 10% Owner
                                                                           [ ] Officer   [ ] Other (specify
                                                                          (title below)             below)
                                                                                              -----------------------------------
409 South 17th Street                                                                         7. Individual or Joint/Group Filing
------------------------------                                                                   (Check Applicable Line)
         (Street)                                                                             _X_ Form filed by One Reporting Person
                                                                                              ___ Form filed by More than One
Omaha,     Nebraska   68102                                                                       Reporting Person
-------------------------------------------------------------------- -------------------------------------------------------------
   (City)     (State)  (Zip)

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

                      Table I -- Non-Derivative Securities Beneficially Owned

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
 1.Title of Security              2. Amount of Securities           3. Ownership Form:      4. Nature of Indirect Beneficial
    (Instr. 4)                       Beneficially Owned                Direct (D) or           Ownership (Instr. 5)
                                     (Instr. 4)                        Indirect (I)
                                                                       (Instr. 5)
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------
   Common Stock                      7,661,074                         D
 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

 -------------------------------- -------------------------------- ---------------------- ----------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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
 FORM 3 (continued)

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

         Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------   -------------------------- ------------------------- ---------------- ------------------- -------------
1. Title of Derivative    2. Date Exercisable        3. Title and Amount of    4. Conversion    5.  Ownership       6. Nature of
   (Instr. 4)                and Expiration Date        Securities Underlying     or Exercise       Form of            Indirect
                             (Month/Day/Year)           Derivative Security       of Price of       Derivative         Beneficial
                                                        (Instr. 4)                Derivative        Security:          Ownership
                                                                                  Security          Direct (D)         (Instr.5)
                                                                                                    or Indirect (I)
                                                                                                    (Instr. 5)

                          ------------- --------- ------------------------

                           Date         Expiration    Title    Amount or
                           Exercisable  Date                   Number of
                                                                Shares
----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------
   Warrant                 12/25/01     12/28/05  Common Stock  3,830,537       $12.928             D
----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------

----------------------    ------------- --------- ------------ -----------    --------------   -----------------   --------------


            /s/ Walter Scott, Jr., Manager,
            on behalf of Red Basin, LLC                     7/9/01
            -------------------------------            --------------------
         **Signature of Reporting Person                     Date



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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